AMBIZ ASSOCIATES, L.L.C.

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (the “Agreement”, also sometimes referred to as an “AmBiz Rep Agreement”) sets forth the terms of the engagement of
AMBIZ ASSOCIATES, L.L.C.
also known as American Business Associates, L.L.C., a Nevada limited liability company, its members, subsidiaries, successors, affiliates and assigns, formerly known as AmBiz Partners, L.L.C. (“AmBiz”), by
SUMMIT ENVIRONMENTAL CORPORATION, INC.
A Texas Corporation, whose office address is as set forth opposite its signature below, and its officers, directors, subsidiaries, successors, and affiliates (“Summit”).

1. Agreement. Summit engages AmBiz on a nonexclusive basis to act as an advisor for the purpose of rendering such of the following services as Summit may from time to time request:
Strategic marketing advice;
Referral to and or assistance in negotiating distribution and or retail agreements with target distribution and or retail channels;
Product marketing advice and referrals to product purchasers;
Strategic alliance, mergers and or acquisitions advice;
Investment banking and or other debt and equity fund raising advice, and
Such other services as Summit and AmBiz shall agree upon
which may include acting in an advisory capacity for the
management and or Board of Directors of Summit;
As set forth herein.
All decisions with respect to any specific engagement and potential transactions will remain the sole option and decision of Summit.

2. Effective Date and Term. This engagement shall become effective as of the later date set forth opposite the parties’ signatures below (the “Effective Date”), and shall continue for a period of three years unless terminated by either party upon thirty (30) days prior written notice. Such term may be extended in writing upon mutual agreement of the parties. Upon expiration or termination the provisions hereof relating to confidentiality, the payment of fees and expenses, indemnification and non-circumvention (Paragraphs 4-8 below) will survive, unless terminated for the gross and willful negligence or misconduct of AmBiz.

AmBiz Associates, LLC
101 Convention Center Drive, Suite 1225, Las Vegas, Nevada 89109

Exhibit 10.15
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3. No Liability. It is understood that any presentation Materials will be based upon assumptions and information provided by Summit or Summit’s contracted third party consultants. AmBiz will not be required to make or be responsible for any independent analysis or investigation of any information provided by Summit, unless specifically requested by Summit to assist in preparation thereof, for which AmBiz shall be compensated separately. AmBiz assumes no responsibility or liability as to the truth, accuracy or completeness of such information. Summit herewith warrants and represents to AmBiz that all such Materials shall be accurate and truthful and shall constitute a full disclosure of Summits’ business, markets, technology, management and financing. AmBiz shall have the right to make appropriate disclaimers with respect to any such Materials. Although AmBiz may be requested to conduct a due diligence review and make suggestions regarding the Materials, the contents, including but not limited to the completeness, truth and accuracy thereof, are the sole responsibility of Summit and are not that of AmBiz.

4. Success Fees For Advisory Services. Summit will pay AmBiz the fees set forth on Exhibit A hereto in consideration of AmBiz’ services. If within thirty six (36) months following expiration or termination of this Agreement (unless the termination is for the gross and willful negligence or misconduct of AmBiz), any transaction is closed with any party identified by AmBiz prior to such expiration or termination, the Success Fees shall be payable to AmBiz in accordance with this paragraph and Exhibit A hereto. In furtherance thereof, Summit hereby additionally agrees that during the term of this Agreement and for a period of three (3) years thereafter, Summit, its officers, directors, employees, agents, subsidiaries, affiliates and/or successors shall not directly or indirectly
a. offer any of its investments, property, securities (or any instrument similar to securities) for sale to or exchange with, or solicit any offer to purchase or exchange thereof to, or otherwise contact, approach or negotiate with; or
b. sell any of its products of services to; or
c. enter into any strategic alliance or relationship with;
any party introduced to or referred to Summit by AmBiz during the term hereof, except with the prior written consent of AmBiz and only upon the payment of the fees specified to AmBiz. Summit shall promptly notify AmBiz of such pending transactions. Summit hereby agrees that its officers, directors, employees, agents, subsidiaries, affiliates, and/or successors are bound by the terms of these provisions regarding the obligation to pay the fees specified.

5. Preapproved Expenses. Summit shall promptly reimburse AmBiz for all expenses paid or incurred by AmBiz or any of its members, and which are PREAPPROVED BY SUMMIT for travel, entertainment, goods and services which are necessary or appropriate in order to provide the services specified. At the request of AmBiz Summit shall provide AmBiz with a reasonable expense advance to cover AmBiz’ preapproved out of pocket expenses according to budgets or estimates prepared by AmBiz. Preapproved expenses not covered by any advance shall be reimbursed within seven (7) days of submittal of an itemized expense reimbursement report.

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6. Confidentiality and Non-Disclosure Agreement, and Non-Circumvention Agreement: All terms of the AmBiz integrated Mutual Confidentiality and Non-Disclosure Agreement and Non-Circumvention Agreement, a copy of which is attached as Exhibit B, are incorporated herein by this reference. In the event that Summit and AmBiz have not previously executed such agreement, they shall do so concurrently herewith. In addition to the terms thereof, it is further understood that during the course of this engagement AmBiz will be furnishing proprietary and confidential advice and information to Summit relating to capital funding sources, marketing and distribution channels, and other business opportunities and relationships developed by AmBiz. Accordingly any such information, or any other information provided to Summit relating to AmBiz’s efforts on Summit’s behalf, or introductions made to Summit by AmBiz, are confidential and are the sole proprietary property of AmBiz. Summit agrees to treat as confidential any such information or related or similar information provided to Summit by AmBiz and Summit will not, without AmBiz’s prior written consent, use such information or disclose such to any third party. AmBiz, in turn, will treat as confidential and will not without Summit’s prior written consent, use or disclose to any third party any confidential information of Summit provided to AmBiz. Notwithstanding the foregoing, the terms of this paragraph shall not apply to any information which is or becomes generally available to the public, is required by law to be disclosed, or is obtained from any third party which is in possession of such information through no fault of AmBiz or Summit, and which holder of such information is not under any obligation to treat such information as confidential. Further in accordance with the terms of the above Paragraph 4, Summit agrees not to circumvent AmBiz and to pay AmBiz the fees set forth therein. Summit hereby agrees that its officers, directors, employees, agents, subsidiaries, affiliates, and/or successors are bound by the terms of these provisions regarding confidentiality and non-circumvention. Should any of Summit’s officers, directors, employees, agents, subsidiaries and or successors circumvent the provisions hereof and enter into a transaction with a party introduced by AmBiz then Summit agrees to pay AmBiz the fees set forth pursuant to Paragraph 4 hereof.

7. Audit Rights. Summit shall provide AmBiz with a monthly report, within twenty days of the close of the month, indicating all sale of product during such month to parties introduced by AmBiz, with respect to funding provided by any party introduced by AmBiz, or for any other business relationship between Summit and party introduced by AmBiz, along with a check for the fees due hereunder. In the event of any merger, acquisition, or financing AmBiz shall have the right to payment through an escrow. AmBiz shall have the right to audit the books and records of Summit with respect to verifying the revenues or financings from any transaction with a party introduced by AmBiz in order to properly determine the fees due to AmBiz hereunder as a result of the efforts of AmBiz. Audits shall be during normal business hours upon reasonable notice, not more frequently than once per month, and Summit agrees to make all relevant records available to AmBiz to expedite such audits.

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8. Indemnification. If AmBiz becomes involved in any capacity in any action or legal proceeding regarding Summit and or its business, Summit agrees to reimburse AmBiz for AmBiz’s reasonable out-of-pocket expenses, including fees and disbursements of AmBiz’s counsel. Summit also agrees to indemnify and hold AmBiz harmless against any losses, claims, damages or liabilities to which AmBiz may become subject, relating to or arising out of any action or proceeding in connection with the services which are the subject of this Agreement. Provided, however, that Summit shall not be liable with respect to any loss, claim, damage or liability to the extent a court of competent jurisdiction shall have determined results from AmBiz’s willful misfeasance or gross negligence.

9. Third Party Services.
a. Third Party Fees and Expenses: From time to time in furtherance of the interests of Summit hereunder, AmBiz may deem it desirable to engage the services of other outside parties to Summit’s goals. In such event AmBiz will recommend to and shall discuss with Summit the purposes and advantages of engaging third party outside consultants, brokers, or parties to assist in furthering Summit’s goals. The costs, expenses and fees of such third party providers shall be borne by Summit under separate engagement letters to be entered into between Summit and said third party, and shall be in addition to the fees paid to AmBiz hereunder. AmBiz shall be responsible for the fees, expenses or costs of any such third parties. Engagement of any such third parties is subject to the prior approval of Summit.
b. AmBiz Member in Third Party Services Capacity: Often the third party services being recommended fall within an AmBiz member’s special area of expertise or profession and can be provided either by an AmBiz member or an outside third party provider. Such services may require substantial time from the AmBiz member or engagement of specialized professional expertise. Examples of such services might include drafting or redrafting of marketing or business plans, acting in a corporate officer capacity on behalf of Summit, acting in a professional capacity in the AmBiz member’s profession (accounting, law, insurance, etc), or undertaking major assignments requiring significant and substantial time of the AmBiz member. In these circumstances the AmBiz member shall enter into separate agreements with Summit which shall be treated as Third Party fees and expenses hereunder and shall be in addition to AmBiz fees hereunder. Engagement of such AmBiz member to provide separate and independent services is at the sole option of Summit.

10. Miscellaneous
a. Independent Contractor Status. It is understood and agreed that AmBiz is engaged by Summit as an independent contractor, solely to provide the services described herein.
b. AmBiz’s Efforts. AmBiz undertakes this engagement solely on a “best efforts” basis, working with Summit to achieve Summit’s desired objectives by using its and its member’s professional judgment, efforts and skill. AmBiz makes no representations or guarantees regarding any successful outcome hereunder. AmBiz makes no representations or warranties that any retail sales, distribution channel, merger, acquisition, financing and/or alliance is or will be available nor that any entity which desires or commits to a transaction would in fact honor its commitments. AmBiz is not liable for Summit’s inability or failure to conclude a transaction trough AmBiz’s efforts.

Exhibit 10.15
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c. Arbitration. Any and all disputes between the parties in connection with this Agreement shall be resolved through final and binding arbitration in accordance the rules of the American Arbitration Association and judgment upon any reward resulting from such arbitration may be entered and enforced in a court having proper jurisdiction. Any arbitration proceeding pursuant to this Agreement shall be held in Las Vegas, Nevada.
d. Costs of Obtaining Benefits. Summit shall reimburse AmBiz for the full Costs of any legal fees and expenses incurred by AmBiz in enforcing or obtaining the benefits to which it is entitled under the terms of this Agreement.
e. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without any references to its conflicts of laws and principles.
f. Entire Understanding. This Agreement contains the entire understanding between Summit and AmBiz with reference to the subject matter hereof and supersedes any prior understandings and agreements related thereto, whether written or oral.
g. Severability. If any provision of this Agreement, or the application of such Provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons and circumstances other than those to which it is held invalid shall not be affected thereby.
h. Notices: Notices shall be sent to the respective parties hereto 1) at the address on the first page letterhead if to AmBiz, with a copy to the identified individual responsible member of AmBiz at the address set forth below his or her signature, and 2) with respect to Summit, to the address on the signature page below. Notices may be sent by first class mail, facsimile, or overnight delivery service (FedEx).
i. Headings. The text in the headings of paragraphs may be executed in one or more counterparts, which together shall constitute a binding agreement. A signed facsimile will create and constitute an original, legally binding agreement on the party sending the same, as will electronic signatures digitally transmitted, both of which are hereby authorized. The parties hereto confirm their understanding by signing, dating, and returning copies of this Agreement to each other.

11. Acceptance and Execution: This Agreement may be executed in one or more counterparts, which together shall constitute a binding agreement. A signed facsimile will create and constitute and original, legally binding agreement on the party sending the same, as will electronic signatures digitally transmitted, both of which are hereby authorized. The parties hereto confirm their understanding by signing, dating, and returning copies of this Agreement to each other.

Exhibit 10.15
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AmBiz Associates, L.L.C.
(address per first page/letterhead)

By  /s/ Jay D. Haber
Name: Jay D. Haber Title: Assistant Managing Member
Street Address: 101 Convention Center Drive, Suite 1225
City/State/Zip Code: Las Vegas, Nevada
Telephone: 713-898-8775 Fax:
Email: JHABER3309@aol.com Date: 2/25/04

This ADVISORY SERVICES AGREEMENT is hereby agreed to and the terms hereof are accepted by Summit.

Summit Environmental Corporation, Inc.

/s/ Keith Parker
By  /s/ Keith Parker
Keith Parker, CEO
133 E Tyler Street
Longview, TX 75601
Telephone: 800-522-7841 Fax: (903) 758-1903
Email: kparker@summitenvironmental.com
Date: February 17, 2004

 Exhibit 10.15
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EXHIBIT A
Fee Agreement and Designation of Services

AmBiz and Summit agree that Summit has engaged AmBiz for the services indicated and has agreed to the fees set forth below. The parties hereto shall indicate their consent to the various services by placing an initial where indicated and inserting the agreed upon fee. If a category for fee is left blank and a category does not bear any initial by AmBiz and Summit then it is agreed that AmBiz is not providing the services for that category. This Exhibit may be amended from time to time to add categories of services. Paragraphs a, b and c below are applicable regardless of whether or not initialed by the Parties. Paragraphs d and e below are applicable below only IF completed by and initialed by the Parties.

a.	Retailing Commission/ Distribution Channel Commission.
In the event AmBiz is successful in finding a purchaser for Summit products, or a channel of distribution, whether wholesale or retail, Summit shall pay AmBiz an overriding commission of ten percent (10%) of Summit’s ongoing invoiced and collected amounts to the purchaser, retailer, wholesaler, or other distributor for the length of any purchase and or distribution agreements entered into during the term hereof or entered into within three years of expiration or termination hereof with parties introduced by AmBiz.

b.	Debt and Equity Financing, Merger Acquisition or Alliance.
In the event that AmBiz assists Summit with debt or equity financings, Summit agrees to pay AmBiz a “Success Fee” equal to five percent (5%) of the first five million dollars (US$5,000,000.00), three and one half percent (3.5%) of the amount over five million up to ten million (US$5,000,000.00-$10,000,000.00), and two percent (2%) of the balance above ten million US$10,000,000.00) of the gross amount of any capital whether debt or equity raised for Summit directly or indirectly by AmBiz, and of the value of any merger consideration for transactions arranged by or directly or indirectly introduced by AmBiz. AmBiz may assist in such transactions by introducing Summit to third party brokers, investment bankers, financial advisors and or angel or venture investors. Summit and not AmBiz shall be responsible for any additional fees charged by said third parties.

c. Stock Warrants. On the Effective Date, in consideration of the activities and services performed hereunder by AmBiz and in consideration of AmBiz’ covenants hereunder, Summit shall grant AmBiz common stock warrants (warrants) that represent a grant equal to one percent (1%) ownership per year for the primary Term of the Agreement, granted one percent on the Effective Date, and one percent additional on the first and second anniversaries of the Effective Date (i.e. three percent (3%) ownership covering the full primary term of this Agreement) and thereafter an additional one percent (1%) ownership per additional year this Agreement is in effect granted at the commencement of each additional year of the Term. Percentage ownership shall be calculated as a percent of outstanding shares as of the date of the grant of the warrants.

The warrants shall have a five year term from the date of vesting, unless extended.

 Exhibit 10.15
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The warrants shall vest quarterly prorate (i.e. one quarter (25%) of each year’s grant shall vest every three months following the Effective Date, an anniversary of the Effective Date, or an extension of the term) unless this agreement has been terminated by either Party. In the event of termination the warrants shall vest for that three month quarterly period during which the termination occurs.

The exercise price of the warrants shall be greater of the par value of Summit’s common stock or $.01 per share, except that if Summit’s shares are registered and traded then the warrant exercise price shall be the quoted trade price on the date of the grant, or if Summit has recently successfully completed the raising of funding pursuant to a private placement memorandum, then the average purchase price of the shares issued pursuant to the private placement memorandum.

If Summit is “sold” to a third party (meaning a transfer of more than 50% change of ownership to a third party during any one year period), then all unvested warrants for any such year and unvested warrants for all prior years shall immediately vest from the date of transaction.

Upon vesting, any warrants shall be individually exercisable at AmBiz’ discretion for common stock of Summit. Summit shall register for resale shares of stock underlying the warrants.

EXHIBIT B
The MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT,
AND NON-CIRCUMVENTION AGREEMENT, constituting Exhibit B hereto, is attached and consists of the following four pages.

 Exhibit 10.15
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SUMMIT ENVIRONMENTAL CORPORATION
OTCBB: SEVT

Amendment
Exhibit A
Advisory Services Agreement

The amendment contained herein refers to specific paragraphs of the Exhibit A to the Advisory Services Agreement by and between AmBiz Associates, LLC and Summit Environmental Corporation, Inc. dated and executed February 25, 2004 and February 17, 2004, respectively.
More specifically, paragraph A, of Exhibit A shall be amended to add an additional sentence to the end of said paragraph. Added as follows: “The ten percent (10%) overriding commission shall not apply to FirePower™ or FlameOut® or any future private label, if applicable, aerosol fire extinguishers sold by Gary Bishop to Target or other large chain stores, but shall continue to apply to sales of these items to Noble Fir, or to other purchasers or accounts generated by AmBiz”;
Additionally, paragraph C of Exhibit A shall be amended as follows:
1)
The stock options granted and vested, upon the third year of the Agreement, shall be accelerated to be grated [sic] no later than December 30, 2005, or on the date of execution of this amendment if sooner, at the 2005 option price, and

2)	An additional one percent (1%) of ownership shall be granted between execution hereof and February 25, 2006, the commencement of the third year of the Agreement, at the 2005 option price.
Additionally the agreement shall be executed for one additional year to February 2008.
In consideration of the amending of paragraph C, herein, AmBiz warrants that all currently granted and accelerated warrants under paragraph (1) above and not yet exercised will be exercised and paid for by January 18, 2006.
As with the original agreement, this agreement may be executed in one or more counterparts, when together constitute a binding amendment to the original agreement captioned herein.

AmBiz Associates, LLC	Summit Environmental Corporation, Inc.

By: /s/ [illegible]	By: Keith Parker
Title: Managing Member	Title: Keith Parker
Date Executed: 12-29-05	Date Executed: 12-30-05

210 S. Green Street, Longview, Texas 75601 • (903) 758-0551 • (800) 522-7841 • fax (903) 758-1903

Exhibit 10.15
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